United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        Corcept Therapeutics Incorporated
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                    218352102
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No.  218352102                                         Page 2 of 13 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners II, Inc.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b)  [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A
                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power               -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power          1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power          -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power     1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.   218352102                                         Page 3 of 13 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners II, L.P.
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b)  [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only


--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power           -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power       1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power      -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power  1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
   (9)   Aggregate Amount Beneficially Owned By Each Reporting Person

                       1,698,274 Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

CUSIP No. 218352102                                           Page 4 of 13 Pages



--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management II, LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b) [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power             -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power        1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power       -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power  1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
    (9)   Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 218352102                                           Page 5 of 13 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners II, LLC
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b) [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power            -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power         1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power       -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power    1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 218352102                                           Page 6 of 13 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Farah Champsi
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b) [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power         1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power        -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power    1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

               IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218352102                                           Page 7 of 13 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
--------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group         (a)
                                                                  (b)  [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power             -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power         1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power        -0-
                             ---------------------------------------------------

                             (8)      Shared Dispositive Power    1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274    Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 218352102                                           Page 8 of 13 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  [X]

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

                             ---------------------------------------------------
Number Of Shares             (5)      Sole Voting Power -0-
Beneficially Owned           ---------------------------------------------------
By Each Reporting            (6)      Shared Voting Power         1,698,274
Person With                           Please see Attachment A
                             ---------------------------------------------------
                             (7)      Sole Dispositive Power        -0-
                             ---------------------------------------------------
                             (8)      Shared Dispositive Power    1,698,274
                                      Please see Attachment A

--------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,698,274         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         7.48%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer: Corcept Therapeutics Incorporated. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  275 Middlefield Road, Suite A
                  Menlo Park, CA 94025

Item 2.

(a) Name of Person Filing:

         Alta Partners II, Inc. ("AP II")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management II, LLC ("ABM  II")
         Alta Embarcadero BioPharma Partners II, LLC ("AEBP  II")
         Farah Champsi ("FC")
         Jean Deleage ("JD")
         Alix Marduel ("AM")

(b) Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


         Entities:         AP II            California
                           ABP II           Delaware
                           ABM II           Delaware
                           AEBP II          California

         Individuals:      FC               United States
                           JD               United States
                           AM               United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 218352102

Item 3.  Not applicable.

Item 4         Ownership.

                             Please see Attachment A
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                             AP II       ABP II      ABM II      AEBP II         FC           JD            AM
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         1,698,274   1,698,274    1,698,274   1,698,274    1,698,274     1,698,274    1,698,274
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        7.48%       7.48%        7.48%       7.48%        7.48%         7.48%        7.48%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      1,698,274   1,698,274    1,698,274   1,698,274    1,698,274     1,698,274    1,698,274
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             1,698,274   1,698,274    1,698,274   1,698,274    1,698,274     1,698,274    1,698,274
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 3, 2005


ALTA  PARTNERS II, INC.

By:  /s/ Jean Deleage
   --------------------------------
     Jean Deleage, President



ALTA BIOPHARMA PARTNERS II, L.P.               ALTA BIOPHARMA MANAGEMENT II, LLC
By: Alta BioPharma Management II, LLC


By:  /s/ Farah Champsi                         By:  /s/ Farah Champsi
   --------------------------------               ------------------------------
     Farah Champsi, Managing Director               Farah Champsi,
                                                    Managing Director


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:  /s/ Farah Champsi                              /s/ Alix Marduel
   --------------------------------               ------------------------------
     Farah Champsi, Manager                         Alix Marduel


     /s/ Jean Deleage                               /s/ Farah Champsi
   --------------------------------               ------------------------------
     Jean Deleage                                   Farah Champsi

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING



Date:    February 3, 2005


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
   --------------------------------
         Jean Deleage, President



ALTA BIOPHARMA PARTNERS II, L.P.               ALTA BIOPHARMA MANAGEMENT II, LLC
By: Alta BioPharma Management II, LLC


By:  /s/ Farah Champsi                         By:  /s/ Farah Champsi
   --------------------------------               ------------------------------
     Farah Champsi, Managing Director               Farah Champsi,
                                                    Managing Director


ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:  /s/ Farah Champsi                              /s/ Alix Marduel
   --------------------------------               ------------------------------
     Farah Champsi, Manager                         Alix Marduel


     /s/ Jean Deleage                               /s/ Farah Champsi
   --------------------------------               ------------------------------
     Jean Deleage                                   Farah Champsi

                                  Attachment A


Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. Alta BioPharma Partners II, L.P. beneficially owns 1,632,012 shares of Common Stock and Alta Embarcadero BioPharma Partners II, LLC beneficially owns 66,262 shares Common Stock. The managing directors of Alta BioPharma Partners II, L.P. and managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by such funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Dr. Alix Marduel, Director, is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,632,012 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 66,262 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Jean Deleage is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus he currently shares voting and dispositive powers over the 1,632,012 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P., and the 66,262 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Ms. Farah Champsi is a managing director of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,632,012 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 66,262 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Alta Partners II, Inc. is a venture capital firm with an office in San Francisco. Alta Partners II, Inc. is a California Corporation. Alta BioPharma Partners II, L.P. is a Delaware Limited Partnership, and Alta Embarcadero BioPharma Partners II, LLC is a California Limited Liability Company.